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                                                                    EXHIBIT 99.1

                            PORTACOM WIRELESS, INC.
                      8055 W. Manchester Avenue, Suite 730
                        Playa del Rey, California  90293
                                 (310) 448-4140
                                 http://ssnn.com


FOR  IMMEDIATE  RELEASE
-----------------------
May 9, 1997
                                                   Contact:  Thomas Madden
                                                             (206) 815-1076
VSE:  PCW                                                    (800) 941-1558
OTC:  PCWR
                                                   E-Mail: Investor2k@aol.com



PORTACOM WIRELESS SIGNS AGREEMENTS TO ACQUIRE CONTROLLING INTEREST IN A PAGING TELECOMMUNICATIONS COMPANY IN INDIA


Playa del Rey, CA- PortaCom Wireless, Inc. ("PortaCom") announces that it has signed agreements in principle to acquire a controlling interest in a paging telecommunications venture in India.

PortaCom will secure, subject to certain conditions, including regulatory approval, an approximate aggregate sixty-five percent (65%) interest in Microwave Communications Ltd. ("MCL"), which owns and operates seven paging licenses covering the principal Indian metropolitan areas of New Delhi, Bombay and Calcutta, the three license areas of Uttar Pradesh, Orissa and North East, and four metropolitan areas in the state of Gujarat. These areas have a combined population of approximately 250 million. Each license is valid for a term of ten years and is renewable thereafter.

MCL has been providing paging services under the trade name "Pagelink" to residents in the metropolitan areas covered by its paging licenses since 1995 and in New Delhi since 1996. Currently, it has the third largest paging subscriber base in India, with approximately 71,000 subscribers.

Himachal Futuristics Communications Ltd. ("HFCL") is the operator of MCL and presently owns thirty-percent (30%) of the share capital of MCL. Under the terms of the agreements, PortaCom will acquire all of the shares held by an existing group of stockholders who currently own forty-four percent (44%) of MCL, and subscribe for further capital in a capital increase of MCL which will result in PortaCom becoming the effective owner of approximately sixty-five percent (65%) of MCL.
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PortaCom is pursuing business ventures as a developer and operator of companies providing cellular, wireless, paging and PSTN telecommunications services in select international markets. Through its majority-owned subsidiary American Cambodian Telecommunications Ltd., it holds a twenty-five year renewable license to develop a mobile wireless system in the Kingdom of Cambodia. PortaCom also holds a minority interest in Metromedia Asia Corporation, a subsidiary of Metromedia International Group (AMEX:MMG), which is active in the build-out of multiple telecommunication projects in the Peoples Republic of China. The Company intends to conduct its business operations through joint ventures with local strategic partners and through controlling interests in companies that have previously been granted licenses for wireless, cellular, PSTN and long distance networks which provide broad coverage and quality service. Its current business development strategy is centered on Cambodia, India, Vietnam and other emerging market opportunities where economic growth is characterized by an expanding need for telecommunications services.


                                         ON BEHALF OF THE BOARD OF DIRECTORS


                                         /S/DOUGLAS C. MACLELLAN
                                         ------------------------
                                         Douglas C. MacLellan
                                         President and CEO



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for the adequacy or accuracy of the release.